Exhibit 4.1

DESCRIPTION OF The registrant’s SECURITIES

The following summary of the material terms of the capital stock of Vicarious Surgical (formerly D8 Holdings Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”) and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Vicarious Surgical” in this section refer solely to Vicarious Surgical (formerly D8 Holdings Corp.) and not to our subsidiaries.

Authorized Capital Stock

We are authorized to issue 323,000,000 shares, consisting of 300,000,000 shares of Class A common stock, par value $0.0001 per share, 22,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Voting Rights

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for such purposes.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other Rights

The holders of Class A common stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the preferred stock that we may issue in the future.

Class B Common Stock

Voting Rights

The holders of Class B common stock are entitled to twenty (20) votes for each share of Class B common stock held of record by such holder, on all matters on which stockholders generally or holders of Class B common stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). The holders of Class B common stock do not have cumulative voting rights in the election of directors. Holders of Class B common stock will vote together with holders of Class A common stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A common stock and Class B common stock, each voting separately as a class, holders of Class B common stock will share ratably together with each holder of Class A common stock, if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B common stock with respect to the payment of dividends.

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to us.

Mandatory Conversion

Holders of Class B common stock will have their Class B common stock automatically converted into Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)	Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)	Upon the first date on which the Legacy Vicarious founders, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B common stock) collectively beneficially owned by the Legacy Vicarious founders and permitted transferees of Class B common stock as of the Closing.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B common stock, voting as a separate class.

(4)	Upon the death or incapacity of a Legacy Vicarious founder or a permitted transferee, with respect to the shares of Class B common stock held by such Legacy Vicarious founder or permitted transferee of such Legacy Vicarious founder.

(5)	Upon the date a Legacy Vicarious founder ceases to provide services to us for any reason or no reason, with respect to the shares of Class B common stock held by such Legacy Vicarious founder or permitted transferee of such Legacy Vicarious founder.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B common stock, then outstanding, if any.

Other Rights

The holders of Class B common stock do not have pre-emptive or subscription rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.

Preferred Stock

The Charter provides that the board of directors have the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of our assets, which rights may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding as of March 1, 2022.

The purpose of authorizing the board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

In September 2021, we completed the Transactions contemplated by the Business Combination Agreement, pursuant to which Legacy Vicarious survived the Merger as a wholly-owned subsidiary of D8. In connection with the Merger, D8 changed its name to “Vicarious Surgical Inc.” and Legacy Vicarious changed its name to “Vicarious Surgical Operating Co.” On October 6, 2021, Legacy Vicarious changed its name from “Vicarious Surgical Operating Co.” to “Vicarious Surgical US Inc.”

As a consequence of the Merger, on the Closing Date, (i) Legacy Vicarious stockholders received shares of Class A common stock equal to the amount of shares of Legacy Vicarious capital stock owned by such stockholder multiplied by 3.29831 for each share in such class of Legacy Vicarious capital stock that was issued and outstanding immediately prior to the Closing, rounded to the nearest whole number of shares; (ii) the Legacy Vicarious founders received shares of Class B common stock equal to the amount of shares of Legacy Vicarious Class A common stock owned by such Legacy Vicarious founder multiplied by 3.29831 for each share in such class of Legacy Vicarious Class A common stock that was issued and outstanding immediately prior to the Closing, rounded to the nearest whole number of shares; (iii) each option to purchase shares of Legacy Vicarious common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Closing was assumed by the us and became an option (vested or unvested, as applicable) to purchase a number of shares of our Class A common stock equal to the number of shares of Legacy Vicarious common stock subject to such option immediately prior to the Closing multiplied by 3.29831, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Closing divided by 3.29831 and rounded up to the nearest whole cent; and (iv) each warrant to purchase shares of Legacy Vicarious Class B common stock that was issued and outstanding prior to the Closing was assumed and converted into a warrant exercisable for shares of our Class A common stock.

Warrants

As of March 1, 2022, there were an aggregate of 17,248,621 outstanding public warrants and 10,400,000 outstanding private placement warrants, which entitle the holder to acquire Class A common stock. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at an exercise price of $11.50 per full share, subject to adjustment as discussed below, beginning on October 17, 2021. Pursuant to the warrant agreement, a public warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a public warrant holder. However, except as set forth below, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within 60 business days from the completion of the business combination on September 17, 2021, public warrant holders may, until such time as there is an effective registration statement and during any period where we have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their public warrants on a cashless basis. The public warrants will expire at 5:00 p.m., New York City Time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of us, if we fail to complete a business combination, or (iii) the redemption date as fixed by us pursuant to the warrant agreement, if we elect to redeem all warrants.

The private placement warrants are identical to the public warrants except that the private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) are not (i) exercisable for cash (even if a registration statement covering the shares of Class A common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and (ii) redeemable by us, in each case so long as they are still held by the initial purchasers or their respective affiliates.

We may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each public warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to public warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

We may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.10 per warrant:

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each public warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the shares of Class A common stock except as otherwise described below;

●	if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $10.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to public warrant holders;

●	if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the public warrant holders is less than $18.00 per share, the private placement warrants must be concurrently called for redemption on the same terms as the outstanding public warrants; and

●	if, and only if, there is a current registration statement in effect with respect to the Class A common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Beginning on the date the notice of redemption is given and until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption Fair Market Value of Class A common stock (period to expiration of warrants)

Redemption Date	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a public warrant will have no further rights except to receive the redemption price for such holder’s public warrant upon surrender of such public warrant.

The redemption criteria for the public warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this Exhibit, (b) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (c) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants.

The exercise price and number of shares of Class A common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price (but not below the par value of a share of Class A common stock) at any time prior to the expiration date for a period of not less than 15 business days; provided, however, that we provide at least 5 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the U.S. federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holder will not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue Class A common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A common stock issuable upon exercise of the warrants is current and the Class A common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant. If the prospectus relating to the Class A common stock issuable upon the exercise of the warrants is not current or if the Class A common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing public warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of us, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A common stock or other similar event), we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the public warrant holder.

Registration Rights

On April 15, 2021 and September 9, 2021, D8 entered into subscription agreements with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors purchased shares of Class A common stock immediately prior to the Closing and the PIPE Investors are entitled to certain registration rights. In particular, we agreed to, within thirty (30) calendar days after the Closing, file with the SEC (at our sole cost and expense) a registration statement registering the resale of the shares of Class A common stock issued to the PIPE Investors, and to use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or the 120th calendar day if the SEC notifies us that it will “review” such registration statement) following the Closing and (ii) the 10th business day after the date we are notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

At the Closing, we entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with the Sponsor and D8’s independent directors (the “Sponsor Group Holders”), and certain Legacy Vicarious stockholders (the “Legacy Vicarious Holders”), pursuant to which, among other things, the Sponsor Group Holders and the Legacy Vicarious Holders agreed not to effect any sale or distribution of any of our equity securities held by any of them (except with respect to shares of Class A common stock acquired in open market transactions or by Sponsor Group Holders pursuant to the PIPE Financing) during the lock-up period described therein and were granted certain registration rights, on the terms and subject to the conditions therein, with respect to their respective shares of our common stock which is set forth as follows:

●	Registration rights. Promptly, but in any event within thirty (30) days following the Closing of the Business Combination, we were required to use our commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (or ninety (90) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). At any time at which we have an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. We will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with us, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

●	Demand registration rights. At any time after the Closing of the Business Combination, if we do not have an effective registration statement outstanding, we will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Legacy Vicarious Holders, as soon as practicable but not more than forty-five (45) days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. We are not obligated to effect more than an aggregate of three (3) registrations pursuant to a demand registration request.

●	Piggyback registration rights. At any time after the Closing of the Business Combination, if we propose to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for our own account or for the account of any other person, subject to certain exceptions and reductions as described in the Amended and Restated Registration Rights Agreement, then we will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than 10 days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, we will, in good faith, cause such registrable securities to be included in the registration statement and use our commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of ours included in such registration.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock. The Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Class B common stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of our preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us in the manner forth in Section 228 of the DGCL.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of our unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Blank Check Preferred Stock

The Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

In this regard, the Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of us.

Election of Directors and Vacancies

The Charter provides that our board of directors will determine the number of directors who will serve on the board of directors. Subject to the Director Nomination Agreement, the exact number of directors will be fixed from time to time by a majority of our board of directors. The Charter also provides that our board of directors will be declassified and will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of our stockholders. There will be no limit on the number of terms a director may serve on our board of directors.

In addition, the Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Director Nomination Agreement and any rights of the holders of our preferred stock.

Quorum

The Bylaws provide that at any meeting of our board of directors, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

General Stockholder Meetings

The Charter provides that special meetings of stockholders may be called only by or at the direction of our board of directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be June 1, 2021). The Bylaws allow our board of directors to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Supermajority Provisions

The Charter and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter and subject to the rights of the parties to the Director Nomination Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 662/3% in voting power all the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class:

●	the provision regarding our board of directors being authorized to establish one or more series of preferred stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine;

●	the provision regarding our board of directors being authorized to amend the Bylaws without a stockholder vote;

●	the provisions regarding filling vacancies on our board of directors and newly created directorships;

●	the provisions regarding resignation and removal of directors; the provisions regarding calling special meetings of stockholders;

●	the provisions regarding stockholder action by written consent; and

●	the amendment provision requiring that the above provisions be amended only with a 662/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to us or our stockholders, (iii) any action asserting a claim (a) arising pursuant to any provision of Delaware law, the Charter or the Bylaws or (b) as to which Delaware law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against us or any current or former director, officer, employee, stockholder or agent of ours governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in the Charter. In addition, the Charter provides that, unless we consent in writing to the selection of an alternate forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision in the Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our board of directors who is not an employee of ours or our subsidiaries, or any employee or agent of such member, other than someone who is an employee of ours or our subsidiaries. The Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of ours.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. We believe that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our respective directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Our Class A common stock and warrants to purchase Class A common stock are listed for trading on the NYSE under the symbol “RBOT” and “RBOT WS”, respectively.